Exhibit 10.18

LETTER OF CREDIT APPLICATION, REIMBURSEMENT

AND SECURITY AGREEMENT

This LETTER OF CREDIT APPLICATION, REIMBURSEMENT AND SECURITY AGREEMENT dated as of December 18, 2006 (the “Agreement”), is executed by and between MILLENNIUM ETHANOL, LLC, a South Dakota limited liability company (the “Borrower”), and FIRST BANK & TRUST, a South Dakota state bank (the “Lender”).

PRELIMINARY RECITALS:

A.            Borrower is acquiring certain real property located in the County of Turner, State of South Dakota, all as more fully defined herein as the “Premises”.

B.            Borrower proposes to construct and operate on the Premises a plant and other facilities that are ancillary, incidental, necessary or related to the marketing, management, servicing, ownership or operation of the foregoing as a 100 MGY anhydrous ethanol refinery and production facility all as more fully defined herein as the “Project”.

C.            As part of the construction of the Project, certain utility providers have required Borrower to secure its obligations to them with letters of credit.

D.            In furtherance thereof the Borrower has made application to and the Lender has agreed to issue letters of credit subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of issuing the letters of credit and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.
DEFINITIONS.

1.1           Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Adjustment Date” shall mean the first day of each calendar quarter in a year, i.e., January 1, April 1, July 1 and October 1.

“Advance” shall mean any payment by Lender of drafts drawn and presented in accordance with the terms of a Letter of Credit.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978 as heretofore and hereafter amended, and codified as 11 U.S.C. §101 et seq.

“Basis Points” shall mean an arithmetic expression of a percentage measured in hundredths of a percent (i.e. 50 Basis Points equals one-half of one percent).

“Borrower” shall mean Millennium Ethanol, LLC, a South Dakota limited liability company.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Brookings, South Dakota.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash CAPEX” shall mean, for any fiscal period, the aggregate of all expenditures during such period for any assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are capitalized on the balance sheet of the Borrower and which, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in such balance sheet, and shall include the balance sheet amount of Capitalized Lease Obligations incurred during such period, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Closing Date” shall mean the date on which the Loan Documents are executed and delivered to the Lender which date shall be not later than December 31, 2006, or such other date mutually agreed to by Borrower and Lender.

“Collateral” shall have the meaning set forth in Section 4.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by the Borrower or any Subsidiary, acknowledges the Liens of the Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon; provided, however, that, notwithstanding the foregoing, Plant Lender shall not be required to waive any Lien, but such Liens would be subject to the Intercreditor Agreement.

“Commitment Amount” shall mean $7,300,000.00, which amount shall be reduced by the Lender over the term of this Agreement by an amount equal to the amount of any letter of credit requirement reduction by the Natural Gas Supply Distributor and the Natural Gas Supply Provider.  Borrower shall forward to Lender any notice received from the Natural Gas Supply Distributor or the Natural Gas Supply Provider informing Borrower of any letter of credit requirement reduction (the “Reduction Amount”) whereby, without further act or notice from any party (except as may be required under Section 2.10 hereof), the Commitment Amount shall automatically be reduced by the Reduction Amount immediately upon receipt by Lender of such notice.

“Debt” shall mean all items of indebtedness or liability that in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of the balance sheet for Borrower and shall also include the aggregate payments required to be made by Borrower at any time under any lease that is considered a capitalized lease under GAAP, the indebtedness due the Lender hereunder, including (i) principal and interest on the Subordinate Debt, (ii) any indebtedness due under the Unsecured Debt and (iii) principal and interest due under the Plant Loan and the Revolving Loan.

“Default Rate” shall mean a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid on the Advances or (ii) 800 Basis Points plus the LIBOR as it adjusts from time to time.

“Debt Service Coverage Ratio” shall mean EBITDA divided by Fixed Charges.

“Distributions” shall mean any payment of monies paid by the Borrower to a Member by reason of its membership interest, whether profits, return of capital, interest on capital, or any preference payments or any distribution in respect thereof, either directly or indirectly.

“EBITDA” shall mean for any period an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Fixed Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits for such period and (ii) all non-cash items increasing Net Income for such period.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 9 hereof.

“Final Completion” shall have the meaning set forth in the Plant Loan and Security Agreement.

“Final Completion Date” shall have the meaning set forth in the Plant Loan and Security Agreement.

“Fixed Charges” shall mean for any described fiscal period, the sum of: (a) interest expense for such period; (b) payments under Capitalized Lease Obligations not otherwise included in interest expense for such period; plus (c) any scheduled principal payments for borrowed money made during such period.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Governmental Authorities” shall mean any federal, state or local governmental body or regulatory authority exercising jurisdiction over the Premises or the construction of the Project, including without limitation, any department or subdivision of Turner County or Marion, South Dakota.

“Guaranty” shall mean the unsecured Guaranty executed by FREMAR Farmers Cooperative, Inc., a South Dakota corporation, in favor of Lender guarantying up to a maximum of $1,000,000 of the Obligations of Borrower hereunder, in form and substance satisfactory to Lender.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Impositions” shall mean all real estate, ad valorem and personal property taxes, general and special assessments imposed by Governmental Authorities, water, sewer and other municipal utility charges and any and all other fees and charges that may be assessed or imposed by Governmental Authorities on the Project and the underlying Premises.

“Incentive Payments” shall mean all incentive payments, tax credits and subsidies payable to the Borrower to produce and market ethanol including:

•              Eligibility with the USDA Commodity Credit Corporation, 7 CFR Part 1424, Federal Register, Volume 68, No. 88, May 2, 2003, page 24596-24603.

•              Eligibility for the South Dakota Department of Revenue, Ethanol Production Incentive Payment Program.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Lender and any parent corporation, Affiliate or subsidiary of the Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intercreditor Agreement” shall mean the Intercreditor and Collateral Priority Agreement among the Lender, the Revolving Lender, and the Plant Lender.

“Letter of Credit” shall mean a letter of credit issued under this Agreement, in substantially the form of Exhibit A attached hereto, as the same may be amended, supplemented or modified.

“LIBOR” shall mean the daily rate of interest as published in the Money Rates section of The Wall Street Journal as London Interbank Offered Rates (Libor) with a term of three (3) months. If The Wall Street Journal ceases to publish the London Interbank Offered Rates (Libor), Lender may select a substitute publication or service that publishes the London Interbank Offered Rates (Libor), or its equivalent, and if such London Interbank Offered Rates (Libor) is no longer published, then the LIBOR Rate will be determined by Lender computing the arithmetic mean rates of interest per annum notified to the Lender by at least two (2) major banks in the London interbank market as the rate of interest at which U.S. dollar deposits in the approximate amount of the Advance would be offered to major banks in the London interbank market at their request on the second Libor Business Day prior to the Adjustment Date. If the LIBOR Rate is not published or announced on the Adjustment Date, then the LIBOR Rate published or announced on the immediate last day prior to the Adjustment Date shall be substituted.

“Libor Business Day” shall mean any day on which banks in London, England and New York, New York are open for conducting transactions in foreign currency and exchange.

 “Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan Documents” shall mean this Agreement, the Letters of Credit, and each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower for the benefit of the Lender pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Management Agreement” shall mean the Management Agreement dated September 6, 2005, between Millennium Ethanol, LLC and Fremar Farmers Cooperative, Inc., providing for the management of the Project and its operations by Fremar Farmer Cooperative, Inc.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition taken as a whole, or a material adverse effect on the ability of any Person to perform its obligations.

“Maturity Date” shall mean May 29, 2009.

“Member” shall mean in the context of the Borrower any member of the Borrower.

“Mortgage” shall mean the Mortgage executed by Borrower in favor of Lender creating a lien and security interest in the Premises and Project, in form and substance acceptable to Lender.

“Natural Gas Distribution Delivery Agreement” shall mean the Natural Gas Distribution Delivery Agreement dated May 30, 2006 between North Western Services Corporation and Millennium Ethanol, LLC, as amended by the First Amendment dated September 7, 2006.

“Natural Gas Facilities” shall mean all mains, service laterals, storage tanks, piping, valves, manholes and appurtenances for the furnishing, transmission, storage and disposal of natural gas to the Project including those facilities to be constructed pursuant to the Natural Gas Supply Agreement.

“Natural Gas Pipeline Agreements” shall mean those agreements to provide natural gas from the mainlines of the Natural Gas Supply Provider to the distribution point of the Natural Gas Supply Distributor under the following agreements:

•      Firm Throughput Service Agreement dated June 9, 2006 between Northern Natural Gas Company and Millennium Ethanol, LLC

•      Northern Lights-Phase 2 Precedent Agreement between Northern Natural Gas Company and Millennium Ethanol, LLC dated May 18, 2006

“Natural Gas Supply Agreements” shall mean those agreements with Utility Providers to provide natural gas to the Plant under the following agreements:

•      Natural Gas Distribution Delivery Agreement

•      Firm Throughput Service Agreement

•      Northern Lights-Phase 2 Precedent Agreement

“Natural Gas Supply Distributor” shall mean North Western Services Corporation, the entity directly providing the natural gas distribution to the Plant from a point outside of the Plant.

“Natural Gas Supply Provider” shall mean Northern Natural Gas Company, the entity providing interstate transportation services at a point outside of the Plant for further distribution by North Western Services Corporation to Borrower at the Plant.

“Natural Gas Supply System” shall mean the pipelines pursuant to which natural gas is transferred from the Utility Providers’ main pipe lines and ultimately piped to the Plant for use in the Plant and which Borrower shall purchase under supply agreements to be entered into by Borrower.

“Net Income” shall mean with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding gains or losses on the sale of assets other than Inventory.

“Obligations” shall mean all obligations, indebtedness and liabilities of Borrower to Lender arising under or in connection with this Agreement or the other Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder, and any expenses incurred by the Lender hereunder.

“Operating Lease” shall mean any lease of any property (whether real, personal or mixed) that, in accordance with GAAP, would be required to be classified and accounted for as an expense item on a balance sheet.

“Organizational Identification Number” means, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean those (i) liens and security interests in favor of Lender pursuant to this Agreement, (ii) those liens and security interests in favor of the Plant Lender pursuant to the Plant Loan and Security Agreement, (iii) those liens and security interests in favor of the Revolving Lender pursuant to the Revolving Loan Agreement which are expressly subject to the Intercreditor Agreement, and (iv) those liens and security interests in favor of the Subordinate Lenders which are expressly subordinate to the liens and security interests of the Lender pursuant to the Subordination Agreements.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Plant” shall mean a to-be-built dry mill grain processing plant capable of grinding approximately 36,000,000 bushels of corn per year to produce a name-plate capacity of 100,000,000 gallons of fuel grade Ethanol per year and with approximately 321,000 tons of dried distillers grains with solubles per year located on approximately 225 acres of existing raw land in Turner County, near the City of Marion, South Dakota.

“Plant Lender” shall mean Dougherty Funding LLC.

“Plant Loan” shall mean the loan to be made by the Plant Lender pursuant to the terms of the Plant Loan and Security Agreement.

“Plant Loan and Security Agreement” shall mean the Loan and Security Agreement dated June 22, 2006, by the Plant Lender and the Borrower providing the terms of the $90,000,000.00 construction-term loan to finance the construction and initial operation of the Plant.

“Plant Loan Documents” shall mean the documents required by the Plant Loan and Security Agreement consummating the Plant Loan.

“Project Free Cash Flow” shall mean EBITDA minus (i) Incentive Payments (but only to the extent such Incentive Payments are included in EBITDA), (ii) debt service on (aa) the Plant Loan, (bb) the Subordinate Debt with Rex Radio and Television, Inc. or its designee, (cc) the Unsecured Debt and (dd) the Revolving Loan, (iii) cash in the amount of the Tax Distributions to Borrower’s members, (iv) deposits into the FF&E Reserve (as defined under the Plant Loan Documents) and (v) Cash CAPEX in excess of amounts drawn from the FF&E Reserve.

“Promissory Note” shall mean the promissory note of Borrower payable to Lender in connection with this Agreement, in form and substance acceptable to Lender, and all extensions, renewals and modifications thereof.

“Reimbursement Reserve Account” shall mean the interest bearing reserve account established under Section 4.16 hereof, which shall provide that all accrued interest shall be for the Borrower’s account (provided that Borrower’s rights in such account and accrued interest shall be subject to the provisions of Section 4.16).

“Revolving Lender” shall mean the lender under the Revolving Loan Agreement.

“Revolving Loan Agreement” shall mean the Revolving Credit and Security Agreement dated June 29, 2006, between Revolving Lender and Borrower.

“Revolving Loan Documents” shall mean the documents required by the Revolving Loan Agreement consummating the Revolving Loan.

“Security Agreement” shall mean the Security Agreement executed by Borrower in favor of Lender creating a security interest in the personal property Collateral, in form and substance acceptable to Lender.

“Solvent” or “Solvency” as to any person or entity shall mean that (i) the sum of the assets of such person or entity, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (ii) such person or entity will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (iii) such person or entity has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” shall mean any liability on a claim, and “claim” shall mean (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“Subordinate Debt” shall mean (i) a subordinated loan to be made to the Borrower in the amount of up to $18,000,000.00 by Rex Radio and Television, Inc., an Ohio corporation,

or its designee, and which is subject to a Subordination and Standstill Agreement, and (ii) only if and when Borrower elects at its option, a subordinated loan to be made to the Borrower in the amount of $2,000,000.00 by the Turner County Regional Railroad Authority and which is subject to a Subordination Agreement on terms and conditions acceptable to Lender.

“Subordinate Lenders” shall mean Rex Radio and Television, Inc., an Ohio corporation, or its designee, and if applicable, the Turner County Regional Railroad Authority.

“Subordination Agreement” shall mean in each case an agreement between Lender and any party whose debt is to be subordinate to the Obligations hereunder, including the Subordinate Lenders.

“Substantial Completion” shall have the meaning set forth in the Plant Loan and Security Agreement.

“Substantial Completion Date” shall have the meaning set forth in the Plant Loan and Security Agreement.

“Tax Distribution” or “Tax Distributions” shall mean quarterly Distributions to Members for the purpose of paying the quarterly estimated federal and state income tax payments required to be made by each Member of Borrower based upon the operations of the Borrower and the resulting federal and state tax liability of such Member attributable to Borrower’s operations in the assumed amount of 42%.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Title” shall mean Chicago Title Insurance Company, the title insurer issuing the mortgagee’s title insurance policy.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of South Dakota, provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Lender’s security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of South Dakota, the term shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unsecured Debt” shall mean any unsecured subordinated loan or loans in the aggregate amount of $2,000,000.00 made to the Borrower which shall be fully subordinate to the Obligations hereunder and may not be secured in any manner but which may be converted to membership units in the Borrower.

“Utility Providers” shall mean those regulated providers of specific utility services to the Project, i.e. natural gas, water, electricity and other power and energy suppliers.

1.2           Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.  Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3           Other Terms Defined in UCC.  All other words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)           Section and Schedule references are to this Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           The term “including” is not limiting, and means “including, without limitation”.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words

“to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)            To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

2.
LETTERS OF CREDIT.

2.1           Commitment to Issue Letters of Credit.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to issue one or more Letters of Credit at such times as the Borrower may request pursuant to the provisions of Section 2.2 until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that (i) the aggregate amount of all Letters of Credit outstanding at any time shall not exceed the Commitment Amount, and (ii) the expiry date of a Letter of Credit shall be the same as the Maturity Date.  The Letters of Credit shall be used by the Borrower for the purpose of securing Borrower’s obligations to the Natural Gas Supply Providers under the Natural Gas Supply Agreements.

2.2           Procedure for Requesting a Letter of Credit.  The Borrower shall make each request for a Letter of Credit to the Lender before 11:00 a.m. (Brookings, South Dakota time) five (5) Business Days prior to the day of the requested Letter of Credit which Letter of Credit must be in a minimum amount of Fifty Thousand and 00/100 Dollars ($50,000.00). Requests must be made in writing in the form of Exhibit B attached hereto, and shall specify the amount of the Letter of Credit, the beneficiary, the requested issuance date and expiry date, the written certification to be made by the beneficiary in connection with a draw, and such other information as requested by Lender.  Each such request may be transmitted by facsimile or electronic mail to the Lender.  Any request for a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 3 have been satisfied as of the time of the request.

2.3           The Promissory Note.  At the time of execution of this Agreement, the Borrower shall execute and deliver to Lender a Promissory Note evidencing the obligations of Borrower in connection with Letters of Credit to be issued hereunder.  Each payment by Lender pursuant to a drawing under a Letter of Credit shall constitute and be deemed an Advance by Lender to Borrower under the Promissory Note and this Agreement as of the day and time such payment is made by Lender and in the amount of such payment.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have no right to borrow and Lender shall have no duty to lend hereunder, except to the extent of the payment of drafts drawn and presented in accordance with the terms of a Letter of Credit.  At the time of an Advance hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Lender.  All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Advances advanced hereunder, (ii) any accrued and unpaid interest owing on the Advances, and (iii) all amounts repaid on the Advances.  The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Promissory Note to repay the correct and undisputed principal amount of the Advances, together with all interest accruing thereon.

2.4           Repayment of Advances and Interest.  Borrower shall repay to Lender the Advances, together with accrued interest thereon, as follows:

(a)           Within ten (10) days after an Advance, Borrower shall repay to Lender the Advance, together with accrued interest thereon, to the extent such repayment does not cause an event of default under the Plant Loan Documents or the Revolving Loan Documents.

(b)           To the extent repayment of all or any portion of an Advance or accrued interest is prohibited under Section 2.4(a), Borrower shall immediately request a loan of funds under the Revolving Loan Agreement sufficient to repay the Advance and accrued interest, to the extent such repayment does not cause an event of default under the Plant Loan Documents or the Revolving Loan Documents.  Borrower hereby expressly authorizes Lender to request, on behalf of Borrower, such an advance of funds under the Revolving Loan Agreement directly from the Revolving Lender, and appoints Lender its attorney-in-fact to execute such documentation and take such actions as may be required to effectuate such request.

(c)           To the extent all or any portion of an Advance or accrued interest remains outstanding after the application of Sections 2.4(a) and (b), such remaining amount shall be due and payable on the Maturity Date; provided, however, that, within fifteen (15) days of the end of each month, Borrower shall make a mandatory prepayment to Lender in respect of such remaining outstanding Advances and accrued interest to the extent such prepayment would not cause an event of default under the Plant Loan Documents or the Revolving Loan Documents.  At such time, to the extent of availability thereunder, Borrower shall also borrow additional funds under the

Revolving Loan Agreement (as provided in Section 2.4(b)) to make any payments to Lender required under this Agreement.

2.5           Interest.  The principal amount of any Advances outstanding from time to time shall bear interest at a fluctuating per annum interest rate equal to 400 Basis Points plus LIBOR as it adjusts on each Adjustment Date.  If an Event of Default occurs, then, at the option of the Lender, during the entire period during which such Event of Default shall occur and be continuing interest shall be payable on the principal balance at a per annum rate of interest equal to the lesser of (i) the maximum lawful rate of interest permitted to be paid or (ii) the Default Rate, whether or not the Lender has exercised its option to accelerate the maturity of the Promissory Note and declare the entire principal balance due and payable.  Accrued and unpaid interest on the Advances shall be due and payable on demand, or if no demand is sooner made, as specified in Section 2.4.

2.6           Issuance Fees.  Prior to the date of issuance of each Letter of Credit and annually thereafter, Borrower shall pay Lender a nonrefundable letter of credit fee in an amount equal to one and one-quarter percent (1.25%) of the amount of such Letter of Credit.  In the event a Letter of Credit is amended to increase the amount thereof, prior to the effective date of such amendment, Borrower shall pay Lender a nonrefundable fee in an amount equal to one and one-quarter percent (1.25%) of the amount of such increase in such Letter of Credit as amended; provided, however, that such fees shall be calculated on a prorated basis such that in no event shall the aggregate of such fees exceed 1.25% of the aggregate amount of such Letter of Credit, as amended, for the 12 month period commencing on the initial date of issuance thereof.  As an example, if a $500,000 Letter of Credit is issued on September 30, 2006, a fee of 1.25% would be $6,250 and would be paid at such time.  If that Letter of Credit is amended exactly 6 months later to increase it by $2,000,000 (so that the amended Letter of Credit amount is $2,500,000), the amount of the letter of credit fee would be 1.25% of the additional $2,000,000 prorated for the remaining 6 months of the 12 month period to which the annual letter of credit fee applies, which would equal an additional fee of $12,500.  On the 12-month anniversary (September 30, 2007), a new letter of credit fee on the $2,500,000 Letter of Credit would equal $31,250.

2.7           Yield Protection.  Upon demand by lender, Borrower shall pay to Lender from time to time such amounts as Lender may determine to be necessary to compensate it for any costs which Lender determines are attributable to its issuance of a Letter of Credit or its obligation to honor drafts drawn and presented in accordance with the terms of a Letter of Credit (such increases in costs being hereinafter referred to as “Additional Costs”) resulting from any regulatory change which: (i) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirements relating to letters of credit issued by, assets of, or any deposits with or other liabilities of Lender, or (ii) imposes any other condition affecting this Agreement or a Letter of Credit.  Determinations and allocations by Lender of Additional Costs caused by any regulatory change shall, in the absence of manifest error, be conclusive and binding for all purposes as to the amount thereof.

2.8           Verification.  Lender shall have no duty to verify or make any inquiry with regard to the truth or accuracy of any statement made in any draft or document presented to Lender under a Letter of Credit, nor shall Lender have any duty to make any inquiry into the genuineness of any signature on any such draft or document or into the due authorization of any party to execute and/or present such draft or document or to receive payment under any drafts drawn under a Letter of Credit.

2.9           Commercial Practices.  Neither Lender nor any of Lender’s correspondents shall be liable or have any responsibility for: (i) the failure of any draft to bear any reference or adequate reference to a Letter of Credit, or the failure of any Person to surrender or to take up a Letter of Credit, or the failure of any Person to note the amount of any instrument on a Letter of Credit, each of which requirements, if contained in a Letter of Credit itself, it is agreed may be waived by Lender, (ii) errors, omissions, interruptions, or delays in transmission or delivery of any messages, in person, by mail, cable, telegraph, wireless or otherwise whether or not they may be in cipher, (iii) any use which may be made of a Letter of Credit, (iv) any acts or omissions of the beneficiary (whether or not related to a Letter of Credit), (v) the validity, sufficiency, or genuineness of documents, or any endorsement(s) thereon, even if such documents shall in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged, or (vi) the payment by Lender to the beneficiary of a Letter of Credit against presentation of any draft or other document that does not comply with the terms of a Letter of Credit.  Lender shall not be responsible for any act, error, neglect, default, omission, insolvency, or failure in business of any of Lender’s correspondents, and the happening of any one or more of the contingencies referred to in this sentence or the preceding sentence shall not affect, impair, or prevent the vesting of any of Lender’s rights or powers under this Agreement and the other Loan Documents.  Lender and/or any of Lender’s correspondents may receive, accept, or pay as complying with the terms of a Letter of Credit, any drafts or other documents, otherwise in order, which may be signed by, or issued to, the administrator or executor of, or the trustee in bankruptcy of, or the receiver for any of the property of, the party in whose name a Letter of Credit provides that any drafts or any other documents should be drawn or issued.  In furtherance and extension and not in limitation of the foregoing provisions, it is hereby further agreed that any action, inaction, or omission taken or suffered by Lender, or by any of Lender’s correspondents, under or in connection with a Letter of Credit or any drafts or documents referenced therein, if in good faith and in conformity with such foreign or domestic laws and customs or other regulations as Lender or any of Lender’s correspondents may deem to be applicable thereto, shall be binding upon Borrower and shall not place Lender or any of Lender’s correspondents under any resulting liability of Borrower.

2.10         Modifications; Reduction Amount.  In the event of any change or modification with respect to:  (i) the amount or duration of a Letter of Credit; (ii) the drawing, negotiation, presentation, acceptance, or maturity of any drafts or documents referenced in a Letter of Credit, or (iii) any of the other terms or provisions of a Letter of Credit, this Agreement shall be binding upon Borrower in all respects with regard to the Letter of Credit as so changed or modified, inclusive of any action taken by Lender or any of Lender’s correspondents relative thereto.  In the event Borrower or Lender receives notice of a Reduction Amount (as set forth in the definition of Commitment Amount above), the parties shall take such actions as may be necessary to cause the Letter of Credit to be amended to reflect the reduction.

2.11         Separate Transaction.  Borrower hereby acknowledges that Lender has not made any representation in respect of and is not otherwise connected with the transaction underlying the issuance of a Letter of Credit, except as expressly provided herein.  Borrower agrees that

Lender may pay all drafts drawn and presented in accordance with the terms of a Letter of Credit notwithstanding any protests, objections, or instructions by Borrower.

2.12         Interest Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. If any payment to be made by the Borrower hereunder or under the Promissory Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, payments due hereunder must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

2.13         Application of Payments. Any payments received by the Lender shall be applied (i) to any costs of collection, (ii) to late charges, (iii) to interest, (iv) to principal balance and (v) if any advance has been made by the Lender under the terms of this Agreement or any Loan Documents to repay such advances plus interest thereon, all in such order and priority as the Lender shall determine. Upon an Event of Default any monies received shall, at the option and direction of the Lender, be applied to any sums due hereunder and any Loan Documents in such order and priority as the Lender shall determine.

2.14         Late Charge.  In the event that any payment required under this Agreement or the Promissory Note is not paid when due, the Borrower agrees to pay a late charge of $.04 per $1.00 of unpaid payment to defray the costs of the Lender incident to collecting such late payment.  This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment.  This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have including the right to declare the entire unpaid principal and interest immediately due and payable.

2.15         Taxes.

(a)           All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Lender with respect to any Non-Excluded Taxes that are attributable to the Lender’s failure to comply with the requirements of subsection 2.15(c).

(b)           The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)           At the request of the Borrower and at the Borrower’s sole cost, the Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Lender for any other reason, the Borrower shall indemnify the Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Lender.

(e)           The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.16         All Advances to Constitute Single Obligation.  The Advances shall constitute one general obligation of the Borrower, and shall be secured by Lender’s security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower to Lender.

2.17         Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Agreement and any other Loan Documents delivered in connection herewith.  If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Promissory Note or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the indebtedness evidenced by this Agreement (“Indebtedness”), or if Lender’s exercise of the option to accelerate the maturity of the Promissory Note, or if any payment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of the Promissory Note and all other Indebtedness (or, if the Promissory Note and all other Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Promissory Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

2.18         Intercreditor Agreement.  The obligations under this Article 2 are subject to the terms and conditions of the Intercreditor Agreement.

3.
CONDITIONS OF ISSUANCE.

Notwithstanding any other provision of this Agreement, the Lender shall not be required to issue a Letter of Credit, if any of the following conditions shall have occurred.

3.1           Loan Documents.  The Borrower shall have failed to execute and deliver to the Lender any of the following Loan Documents, all of which must be satisfactory to the Lender and the Lender’s counsel in form, substance and execution; provided, however, in the event Lender receives any of the following in another capacity (such as a lender or participant under the Revolving Loan Documents), then Lender shall not separately exercise its rights under this Section:

(a)           Agreement.  This Agreement duly executed by the Borrower.

(b)           Promissory Note.  The Promissory Note, duly executed by the Borrower, in the form prepared by and acceptable to the Lender.

(c)           Mortgage.  The Mortgage duly executed by the Borrower, in form prepared by and acceptable to the Lender.

(d)           Security Agreement.  The Security Agreement duly executed by the Borrower, in form prepared by and acceptable to the Lender.

(e)           Guaranty.  The Guaranty duly executed by FREMAR Farmers Cooperative, Inc. in the form prepared by and acceptable to Lender.

(f)            Subordination Agreements.  A Subordination and Standstill Agreement dated as of the date of this Agreement, from Subordinated Lender Rex Radio and Television, Inc. or its designee, and at such time if ever, Borrower obtains Subordinate Debt from Turner County Regional Railroad Authority, a Subordination Agreement from Turner County Regional Railroad Authority, each in the form prepared by and acceptable to the Lender.

(g)           Intercreditor and Collateral Priority Agreement.   The Intercreditor and Collateral Priority Agreement, duly executed by Lender, Revolving Lender, and Plant Lender, in the form acceptable to the Lender.

(h)           Collateral Access Agreement.  Collateral Access Agreements dated as of the date of this Agreement, from the owner, lessor or mortgagee, as the case may be, of any real estate whereon any Collateral is stored or otherwise located, in the form prepared by and acceptable to the Lender.

(i)            Search Results; Lien Terminations.  Copies of UCC search reports dated such a date as is reasonably acceptable to the Lender, listing all effective financing statements which name the Borrower, under its present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) the release of all Liens other than Permitted Liens, and (iii) such other UCC termination statements as the Lender may reasonably request.

(j)            Organizational and Authorization Document.  Copies of (i) the Articles of Organization (Certificate of Formation) and Operating Agreement of the Borrower; (ii) resolutions of the members of the Borrower approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the members of the Borrower, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Lender may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of formation of the Borrower and in each other state requested by the Lender.

(k)           Insurance.  Evidence satisfactory to the Lender of the existence of insurance required to be maintained pursuant to Section 6.6, together with evidence that the Lender has been named as a lender’s loss payee on all related insurance policies.

(l)            Borrower Equity Documents.  Copies of the documentation evidencing the equity investment in Borrower.

(m)          Governmental Requirements and Approvals.  All regulatory approvals required for the construction and operation of the Project as of the date of the requested Letter of Credit (as described in and consistent with the Plant Loan and Security Agreement) shall have been issued without conditions (other than as may be satisfied by the Work) and copies thereof provided to Lender.

(n)           Flood Certification.  Evidence satisfactory to Lender that the Project is not located in the flood plain.

(o)           Opinion.  Borrower shall furnish such opinions of counsel as Lender may require in connection with the matters contemplated by this Agreement.

(p)           Appraisal.  An Appraisal as provided in Section 6.22.

(q)           Plant Loan Documents and Revolving Loan Documents; Assignment.  Copies of the executed Plant Loan Documents and Revolving Loan Documents, including the assignment of the Revolving Loan Documents by Dougherty Funding, LLC, as the Revolving Lender, to First Bank & Trust.

(r)            Project Documents.  Copies of each Project Document (as defined in the Plant Loan Documents).

(s)           Third Party Consents.  Consents of each third party to the Project Documents consenting to the collateral assignment of such documents to Lender,  to the extent required to be received by Plant Lender.

(t)            Utility Preconditions.  Evidence satisfactory to the Lender that all Utility Preconditions (as defined in the Plant Loan Documents) have been satisfied.

(u)           Rail Agreements.  The Rail Agreements (as defined in the Plant Loan Documents), the Rail Spur Contract (as defined in the Plant Loan Documents), and all other agreements necessary to provide rail access to the Plant must be executed and in full force and effect, to the extent required to be received and approved by Plant Lender.

(v)           Additional Documents.  Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Lender shall require.

3.2           Event of Default.  Any Event of Default shall have occurred and be continuing.

3.3           Material Adverse Effect.  The occurrence of any event having a Material Adverse Effect upon the Borrower.

3.4           Litigation.  Any litigation or governmental proceeding shall have been instituted against the Borrower having a Materially Adverse Effect upon the Borrower.

3.5           Representations and Warranties.  Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any requested Letter of Credit as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

3.6           Title Insurance and Surveys.  On the Closing Date, Borrower shall have failed to furnish (i) Lender with a fully paid Title Policy written in the full amount of Lender’s commitment hereunder in form and substance satisfactory to Lender and written by Title insuring the Premises are marketable, insuring fee simple title to the Premises vested in Borrower, free from exceptions for mechanic’s and materialmen’s liens, naming Lender as an insured and insuring that the Mortgage is a valid lien in the full amount of the Lender’s commitment hereunder subject only to the Permitted Liens, and (ii) the surveys as required by the Plant Loan Documents.

3.7           Application.  The Borrower shall have failed to execute and deliver a written request for the Letter of Credit in the form of Exhibit B.

3.8           Issuance Fee.  Borrower shall have failed to pay the Lender any issuance fee required under Section 2.6 of this Agreement.

4.
SECURITY FOR THE OBLIGATIONS.

4.1           Grant of Security Interest.  To secure the prompt payment and performance of its Obligations hereunder, Borrower hereby grants a continuing security interest in and Lien upon all assets of Borrower, including all of the following property (all of which property, along with the products and proceeds therefrom, and the collateral identified in the Mortgage, are individually and collectively referred to as the “Collateral”) whether now owned or hereafter acquired, and wherever located:

(i)            all accounts, deposit accounts, equipment, inventory, fixtures, documents, instruments, chattel paper, investment property, and general intangibles (including, without limitation, the Reimbursement Reserve Account);

(ii)           all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(iii)          all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

4.2           Possession and Transfer of Collateral.  Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral.  The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell inventory and worn, damaged, or obsolete equipment in the ordinary course of business

4.3           Financing Statements.  The Borrower shall, at the Lender’s request, at any time and from time to time, execute and deliver to the Lender such financing statements, amendments and other documents and do such acts as the Lender deems necessary in order to establish and maintain valid, attached and perfected security interests in the Collateral in favor of the Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens.  The Borrower hereby irrevocably authorizes the Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates.  The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Lender to file this Agreement as a financing statement in any jurisdiction.  The Borrower agrees to furnish any such information to the Lender promptly upon request.  The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Lender in any jurisdiction prior to the date of this Agreement.  In addition, the Borrower shall make appropriate entries on its books and records disclosing the Lender’s security interests in the Collateral.

4.4           Preservation of the Collateral.  The Lender may, but is not required, to take such actions from time to time as the Lender deems appropriate to maintain or protect the Collateral.  The Lender shall have exercised reasonable care in the custody and preservation of the Collateral if the Lender takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Lender’s status as a secured party, but the failure of the Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Lender accords its own property, and (ii) not extend to matters beyond the control of the Lender, including acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of the Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Lender in the Collateral against prior or third parties.  Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Lender that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Lender shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

4.5           Other Actions as to any and all Collateral.  The Borrower further agrees to take any other action reasonably requested by the Lender to ensure the attachment, perfection and priority of, and the ability of the Lender to enforce, the Lender’s security interest in any and all of the Collateral, including (a) causing the Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction.  The Borrower further agrees to indemnify and hold the Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

4.6           Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Lender thereof, and shall promptly obtain a Collateral Access Agreement.  The Lender agrees with the Borrower that the Lender shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

4.7           Letter-of-Credit Rights.  Except with respect to the letter of credit issued (as the same may be renewed or replaced) to secure the Subordinated Debt from Rex Radio and Television Inc., or its designee, if the Borrower at any time is a beneficiary under any other letter of credit now or hereafter issued in favor of the Borrower to secure payment of an account, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

4.8           Electronic Chattel Paper and Transferable Records.  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender thereof and, at the request of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Lender agrees with the Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

4.9           Administration of Inventory.

(a)           Records and Reports of Inventory.  Borrower shall keep accurate and complete records of its inventory, including costs and daily withdrawals and additions, and shall submit to Lender inventory reports in form reasonably satisfactory to Lender, on such periodic basis as Lender may request.  Borrower shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Lender a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Lender may request.  Lender may participate in and observe each inventory or physical count.

(b)           Records and Schedules of Equipment.  Borrower shall keep accurate and complete records of its equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Lender, on such periodic basis as Lender may request, a current schedule thereof, in form satisfactory to Lender.  Promptly upon request, Borrower shall deliver to Lender evidence of its ownership or interests in any equipment.

(c)           Dispositions of Equipment.  Borrower shall not sell, lease or otherwise dispose of any equipment, without the prior written consent of Lender, other than replacement of equipment that is worn, damaged or obsolete with equipment of like function and value, if the replacement equipment is acquired substantially contemporaneously with such disposition and is free of Liens.

4.10         Business Purpose.  Any Collateral installed in or used in the Premises are to be used by the Borrower solely for Borrower’s business purposes and such Collateral will be kept on the Premises and will not be removed therefrom without the consent of the Lender and may be affixed to such buildings but will not be affixed to any other real estate.

4.11         Remedies Not Cumulative. The exercise of any one or more of the remedies provided for under the UCC shall not be construed as a waiver of any of the other rights of the Lender including having any Collateral deemed part of the realty upon any foreclosure thereof.  If notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten (10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Lender.  Borrower will on demand deliver all financing statements that may from time to time be required by Lender to establish, perfect and continue the priority of Lender’s security interest in the Collateral and shall pay all expenses incurred by Lender in connection with the renewal, continuation or extensions of any financing statements executed in connection with the Premises; and shall give advance written notice of any proposed change in Borrower’s name, identity or structure and will execute and deliver to Lender prior to or concurrently with such change all additional financing statements that Lender may require to establish and perfect the priority of Lender’s security interest.

4.12         Notification of Account Debtors and Other Obligors.  The Lender may at any time after and during the continuance of an Event of Default notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

4.13         Assignment of Insurance. As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

4.14         License. Without limiting the generality of any other Loan Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all intellectual property rights of the Borrower for the purpose of: (a) producing Ethanol, DDGs and CO2 from the Plant (as such terms are defined in the Plant Loan Documents) and (b) selling, leasing or otherwise disposing of any or all Collateral.

4.15         Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral.  The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale.  The Borrower waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

4.16         Reimbursement Reserve Account.  Beginning immediately after the Debt Service Reserve Account under the Plant Loan and Security Agreement has been initially funded in an aggregate amount of $7,000,000, and monthly thereafter, subject to the terms and conditions of the Plant Loan and Security Agreement requiring continuing replenishment of the Debt Service Reserve Account, seventy-five percent (75%) of Project Free Cash Flow up to an aggregate amount equal to the Commitment Amount shall be deposited into a Reimbursement Reserve Account to be maintained with Lender.  Thereafter, at any time as the amount on deposit in the Reimbursement Reserve Account is less than the Commitment Amount, Lender will give Borrower written notice thereof and thereafter one hundred percent (100%) of Project Free Cash Flow shall be deposited in the Reimbursement Reserve Account until the reserve is restored to the Commitment Amount then in effect.  As and when an Advance is made hereunder and Borrower is unable to repay all or part of such Advance under Sections 2.4(a) and 2.4(b), the Lender may withdraw from the Reimbursement Reserve Account for credit to its account funds sufficient to repay the Advance and accrued interest thereon.  If at any time during the term of this Agreement the amount on deposit in the Reimbursement Reserve Account exceeds the Commitment Amount, the Lender shall, upon Borrower’s written request, promptly release from the Reimbursement Reserve Account and pay over to Borrower such excess funds.  Other than Lender’s obligation to release and pay excess funds, Lender shall have no obligation to disburse any other portion of the Reimbursement Reserve Account for any other purpose or to any other person other than for which the Reimbursement Reserve Account was established, provided if an Event of Default has occurred, the Lender may disburse any of the Reimbursement Reserve Account in its discretion to the payment of the Obligations in such order and selection as Lender may elect.  Such application by the Lender may be made without the requirement of any consent by or notice to the Borrower.  Lender shall provide to Borrower within ten (10) days after each such payment its advice that it has so made such payment and the amount of such payment.  Notwithstanding the foregoing, Borrower recognizes and acknowledges that its obligation to pay the Advances is absolute and unconditional and is not dependent upon sufficient deposits being available to make payment and nothing herein shall be construed to negate or modify the Borrower’s absolute and unconditional obligation to pay an Advance in accordance with the terms and conditions of this Agreement.

To further secure the Obligations of Borrower under this Agreement, Borrower hereby grants to Lender a first perfected security interest in and to the Reimbursement Reserve Account and all funds and other instruments and general intangibles contained therein or related thereto.  Borrower acknowledges that such security interest is perfected by Lender’s possession of the Reimbursement Reserve Account, but Borrower agrees to execute any additional documents or financing statements, and take such other actions, as Lender may determine necessary or appropriate to grant and perfect such security interest.  Borrower shall not permit any other Lien  to attach to the Reimbursement Reserve Account or the funds contained therein and, in the event any such Lien shall so attach, Borrower shall cause the holder of such Lien to execute such documentation as Lender may reasonably request to waive any such Lien.

4.17         Intercreditor Arrangements.  Lender acknowledges that its rights and obligations hereunder are subject to the Intercreditor Agreement and the Subordination Agreements.

5.
REPRESENTATIONS AND WARRANTIES.

To induce the Lender to enter into this Agreement, the Borrower makes the following representations and warranties to the Lender, each of which shall survive the execution and delivery of this Agreement:

5.1           Borrower Organization and Name.  The Borrower is a limited liability company duly organized, existing and in good standing under the laws of the State of South Dakota, with full and adequate power to carry on and conduct its business as presently conducted.  The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.  The Borrower’s Organizational Identification Number is DL009781.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

5.2           Authorization.  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents.  The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the certificate of organization of the Borrower.  All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

5.3           Validity and Binding Nature.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4           Consent; Absence of Breach.  The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Letters of Credit, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the articles of organization of the Borrower, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, other than Liens in favor of the Lender created pursuant to this Agreement.

5.5           Ownership of Properties; Liens.  The Borrower is the sole owner all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

5.6           Intellectual Property.  The Borrower owns and possesses or has a license or other right to use all intellectual property, as are necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any intellectual property or the validity or effectiveness of any intellectual property nor does the Borrower know of any valid basis for any such claim.

5.7           Financial Statements.  All financial statements submitted to the Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated.  Since the date of the most recent financial statement submitted by the Borrower to the Lender, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

5.8           Litigation and Contingent Liabilities.  There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or threatened, against the Borrower, which, if adversely determined, which might reasonably be expected to have a Material Adverse Effect upon the Borrower.  Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 6 or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Section 6 and not permitted by Section 7.1.

5.9           Event of Default.  No Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

5.10         Adverse Circumstances.  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default.

5.11         Environmental Laws and Hazardous Substances.  The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder.  The Borrower will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances.  The Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.  The Borrower further agrees to allow the Lender or its agent access to the properties of the Borrower to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Lender that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

5.12         Solvency, etc.  As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit hereunder, the Borrower is Solvent, and  (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities)

as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.13         ERISA Obligations.  Neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Plan (as defined by ERISA), (ii) contributes or has contributed to any Multiemployer Plan (as defined by ERISA) or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Internal Revenue Code or applicable state law).  Neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations without giving prior written notice thereof to the Lender.

5.14         Labor Relations.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or threatened before any governmental authority.

5.15         Security Interest.  This Agreement and the Mortgage create a valid Lien in favor of the Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lender or delivery of such Collateral to the Lender, shall constitute a valid, perfected Lien in such Collateral, subject only to Permitted Liens.

5.16         Lending Relationship.  The relationship hereby created between the Borrower and the Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement.

5.17         Business Loan.  Any Advances, including interest rate, fees and charges as contemplated hereby, (i) will be an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) will not violate the provisions of the South Dakota usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Advances.

5.18         Taxes.  The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien.  There is no controversy or objection pending, or threatened in respect of any tax returns of the Borrower.  The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

5.19         Compliance with Regulation U.  No portion of the proceeds of any Advances shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

5.20         Governmental Regulation.  The Borrower is not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

5.21         Bank Accounts.  The Borrower has no other deposit accounts except those listed on Schedule 5.21 attached hereto.  All such deposit accounts (and any other bank accounts of Borrower) shall be maintained at a financial institution as Lender and its participants shall determine.

5.22         Place of Business.  As of the date of this Agreement, the principal place of business and books and records of the Borrower is 300 North Broadway, Marion, South Dakota 57043, and all of the Collateral is located at such address, and the Borrower shall promptly notify the Lender of any change in such location.  The Borrower will not remove or permit the Collateral to be removed from such location without the prior written consent of the Lender, except for inventory sold in the usual and ordinary course of the Borrower’s business.

5.23         Complete Information.  This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Lender that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.24         Subordinate Debt.  The subordination provisions of the Subordinate Debt are to Borrower’s knowledge (without Borrower having made any independent inquiry or evaluation) enforceable against the holders of the Subordinate Debt by the Lender.  The Obligations constitute Senior Debt (as defined in the Subordination Agreements) entitled to the benefits of the subordination provisions contained in the Subordination Agreements.  The Borrower acknowledges that the Lender is entering into this Agreement and is issuing the Letter of Credit in reliance upon the subordination provisions of the Subordination Agreements and this Section 5.24.

6.
AFFIRMATIVE COVENANTS.

6.1           Borrower Existence.  The Borrower shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which the Borrower is presently conducting.  If the Borrower does not have an Organizational Identification Number and later obtains one, the Borrower shall promptly notify the Lender of such Organizational Identification Number.

6.2           Compliance With Laws.  The Letters of Credit shall be used for the purpose described in Section 2.1 and not in contravention of any requirements of law and not in violation of this Agreement, and Borrower shall comply in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.3           Office of Foreign Asset Control.  Borrower represents and warrants that neither Borrower or any of its respective Affiliates is a Prohibited Person and Borrower and all of its respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.  At all times throughout the term of this Agreement, Borrower and all of its respective Affiliates shall: (i) not be a Prohibited Person (defined below); and (ii) be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

The term “Prohibited Person” shall mean any person or entity:

(i)            listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)           that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)          who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac , or at any replacement website or other replacement official publication of such list; or

(vi)          who is an Affiliate of or affiliated with a person or entity listed above; or

(vii)         who is a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(2)(iii).

The term “Affiliate,” as used herein, shall mean as to any person or entity, any other person or entity that, directly or indirectly, is in control of, is controlled by or is under common control with such person or entity or is a director or officer of such person or entity or of an Affiliate of such person or entity.  As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

6.4           Payment of Taxes and Liabilities.  The Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

6.5           Maintain Property.  The Borrower shall at all times maintain, preserve and keep its plant, properties and equipment, including any Collateral, in good repair, working order and condition, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.  The Borrower shall permit the Lender to examine and inspect such plant, properties and equipment, including any Collateral, at all reasonable times.

6.6           Maintain Insurance.  The Borrower shall at all times maintain with insurance companies reasonably acceptable to the Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Lender.  The Borrower shall furnish to the Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Lender. The Borrower shall cause each issuer of an insurance policy to provide the Lender with an endorsement (i) showing the Lender as lender’s loss payee as its interest may appear with respect to each policy of property or casualty insurance; and (ii) providing that thirty (30) days notice will be given to the Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy.  The Borrower shall execute and deliver to the Lender a collateral assignment, in form and substance satisfactory to the Lender, of each business interruption insurance policy maintained by the Borrower.

In the event the Borrower either fails to provide the Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Lender deems advisable.  This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including the Collateral. The Borrower may later cancel any such insurance purchased by the Lender, but only after providing the Lender with evidence that the Borrower has obtained the insurance coverage required by this Section.  If the Lender purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the principal amount of any Advances owing hereunder.  The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

6.7           ERISA Liabilities; Employee Plans.  Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the issuance of any Letter of Credit gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

6.8           Financial Statements.  The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including:

(a)           promptly when available, and in any event, within one hundred fifty (150) days after the close of each of its fiscal years, a copy of (i) the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Lender may request, in reasonable detail, prepared and certified;

(b)           promptly when available, and in any event, within thirty (30) days following the end of each month, a copy of the financial statements of the Borrower regarding such month, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended and such other information (including nonfinancial information) as the Lender may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer;

(c)           within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower; and

(d)           Annual financial projections, including balance sheet, income statement, and cash flow statement for the next fiscal year (by month) thirty (30) days prior to the beginning of the next fiscal year.

No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Lender.  The Borrower represents and warrants to the Lender that the financial statements delivered to the Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower.  The Lender shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.  In the event Lender receives any of the foregoing in another capacity (such as a lender or participant under the Revolving Loan Documents), then Lender shall not separately exercise its rights under this Section.

6.9           Supplemental Financial Statements.  The Borrower shall immediately upon receipt thereof, provide to the Lender copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

6.10         Aged Accounts Schedule.  The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender an aged schedule of the accounts of the Borrower, listing the name and amount due from each account debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by the Borrower’s treasurer or chief financial officer.

6.11         Inventory Reports.  The Borrower shall, within thirty (30) days after the end of each month, deliver to the Lender an inventory report, certified as accurate by the Borrower’s treasurer or chief financial officer, and within such time as the Lender may specify, such other schedules and reports as the Lender may require.

6.12         Covenant Compliance Certificate.  The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Section 6.8, deliver to the Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 8.1 and stating that the Borrower has not become aware of any Event of Default that has occurred and is continuing or, if there is any such Event of Default describing it and the steps, if any, being taken to cure it.

6.13         Field Audits.  The Borrower shall permit the Lender to inspect the inventory, other tangible assets and/or other business operations of the Borrower, to perform appraisals of the equipment of the Borrower, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to inventory, accounts and any other Collateral, the results of which must be satisfactory to the Lender in the Lender’s sole and absolute discretion.  All such inspections or audits by the Lender shall be at the Borrower’s sole expense, subject to a limit of $5,000 per year unless an Event of Default occurs.  Notwithstanding the foregoing, unless otherwise required by applicable law or regulation, in the event Lender receives the results of such an inspection in another capacity (such as a lender or participant under the Revolving Loan Documents), Lender shall not separately exercise its rights under this Section.

6.14         Other Reports.  The Borrower shall, within such period of time as the Lender may specify, deliver to the Lender such other schedules and reports as the Lender may require.

6.15         Collateral Records.  The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Lender’s Lien in the Collateral.

6.16         Intellectual Property.  The Borrower shall maintain, preserve and renew all intellectual property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

6.17         Notice of Proceedings.  The Borrower, promptly upon becoming aware, shall give written notice to the Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties is subject which might reasonably be expected to have a Material Adverse Effect.

6.18         Notice of Event of Default or Material Adverse Effect.  The Borrower shall, immediately after the commencement thereof, give notice to the Lender in writing of the occurrence of any Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

6.19         Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower, the Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

6.20         Further Assurances.  The Borrower shall take such actions as are necessary or as the Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower, in each case as the Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

6.21         Management Agreement.  Borrower shall keep the Management Agreement with Fremar Farmer Cooperative, Inc. in full force and effect with no amendment thereto without the prior written consent of Lender.

6.22         Updated Appraisals.  Borrower agrees that the Lender shall have the right to obtain, at Borrower’s expense, an updated MAI appraisal (in form and substance reasonably satisfactory to Lender) of the Project from an appraiser approved by Lender at any time (a) that an Event of Default shall have occurred hereunder, or (b) Lender determines in its commercially reasonable discretion that the security for the Obligations has been physically or financially impaired in any material manner, or (c) or Final Completion of the Project.  In the event that Lender shall elect to obtain such an appraisal, Lender may immediately commission an appraiser acceptable to Lender to prepare the appraisal and Borrower shall, after reasonable request therefor, fully cooperate with Lender and the appraiser in obtaining the necessary information to prepare such appraisal.  In the event that Borrower fails, after reasonable request therefor, to cooperate with Lender in obtaining such an appraisal or in the event that Borrower shall fail to pay for the cost of such appraisal as soon as practicable, but in no event later than ten (10) business days after demand, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder.  Notwithstanding the foregoing, unless otherwise required by applicable law or regulation, in the event Lender receives the results of such an appraisal in another capacity (such as a lender or participant under the Revolving Loan Documents), Lender shall not separately exercise its rights under this Section.

7.
NEGATIVE COVENANTS.

7.1           Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or obligations under any Operating Lease or Capital Lease (except as permitted by Section 7.13 and Section 7.19 hereafter) any other indebtedness or liability evidenced by notes, bonds, debentures, leases or similar obligations, except:

(a)           the indebtedness arising hereunder;

(b)           the indebtedness arising under the Revolving Loan Agreement;

(c)           the indebtedness arising under the Plant Loan Agreement;

(d)           the Unsecured Debt.

(e)           the Subordinate Debt from Rex Radio and Television, Inc., or its designee, or any replacement indebtedness fully replacing the Subordinate Debt in the full principal amount of up to $17,500,000.00 and obligations arising thereunder;

(f)            the Subordinate Debt from Turner County Regional Railroad Authority or any replacement indebtedness fully replacing such Subordinate Debt in the full principal amount of up to $2,000,000.00 and obligations arising thereunder; and

(g)           the Impositions due any Governmental Authority.

7.2           Encumbrances.  The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

7.3           Transactions with Affiliates.  The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Lender and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.  Lender acknowledges that the Management Agreement complies with this Section 7.3.

7.4           Unconditional Purchase Obligations.  The Borrower shall not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

7.5           Cancellation of Debt.  The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

7.6           Inconsistent Agreements.  The Borrower shall not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower from granting to the Lender a Lien on any of its assets.

7.7           Bank Accounts.  Except for the Reimbursement Reserve Account hereunder, the Borrower shall not establish any new deposit accounts or other bank accounts without the prior written consent of the Lender.

7.8           Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

7.9           Member Loans and Distributions. Borrower:

(a)           Subordinates all loans, advances, and indebtedness owing from Borrower to Members of Borrower from time to time, whether or not evidenced by promissory notes.

(b)           Shall not make any Distributions (other than Tax Distributions) to its Members if the Debt Service Coverage Ratio is less than 1.25 to 1.00.

(c)           Shall not pay any dividend or distribution, excluding Tax Distributions, whether in cash or otherwise, to any of its Members (i) unless and until the Debt Service Reserve Account (as created and defined under the Plant Loan) is fully funded, the Reimbursement Reserve Account is fully funded as required under Section 4.16 above, all Fixed Charges are paid current and the FF&E Reserve (as created and defined under the Plant Loan) is currently funded and (ii) then only in aggregate amounts not to exceed 50% of Net Income, which dividend or distribution (other than Tax Distribution) shall be made not more frequently than once annually under a request made by Borrower to Lender accompanied by Borrower’s accountant’s calculations of the distributions subject to Lender’s approval of the same not to be unreasonably withheld. After the principal balance of the Plant Loan is less than $50,000,000.00, distributions may be made quarterly.

7.10         Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the Project, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations, provided, however, that Borrower may in the ordinary course of business sell or dispose of equipment constituting Collateral that is obsolete or otherwise being replaced in the ordinary course of business up to $500,000 in the aggregate per year.  The Borrower will not transfer any part of its ownership interest in any intellectual property rights and will not permit any agreement under which it has licensed intellectual property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable intellectual property rights are no longer useful in its business.  If the Borrower transfers any intellectual property rights for value, subject to the terms of any applicable intercreditor or subordination arrangements, the Borrower will pay over the proceeds to the Lender for application to the Obligations.  The Borrower will not license any other Person to use any of the Borrower’s intellectual property rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of inventory or provision of services to its customers.

7.11         Consolidation and Merger; Asset Acquisitions. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

7.12         Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property that the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

7.13         Capital Leases. Borrower will not enter into any Capital Leases in excess of $250,000.00 in the aggregate without the prior written consent of Lender.

7.14         Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

7.15         Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year.

7.16         Discounts, etc.  The Borrower will not at any time discount, modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower except in the ordinary course of business.

7.17         Place of Business; Name. The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  At the current time, the Borrower’s address is 300 North Broadway, P. O. Box 357, Marion, South Dakota; however, after construction of the Plant, Borrower’s address will be 27283 447th Avenue, Marion, South Dakota; provided Borrower shall give prompt notice to Lender immediately prior to such change of address as required by Section 5.22.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the security interest of Lender. The Borrower will not change its name or jurisdiction of organization.

7.18         No Purchase of Perishable Agricultural Commodities.  The Borrower will not purchase perishable agricultural products that are subject to the Perishable Agricultural Commodities Act.

7.19         Lease.  Borrower shall not enter into any Operating Lease with annual rental in excess of $100,000.00 without the prior written consent of the Lender.

7.20         Amendment to Plant Loan and Security Agreement or Revolving Loan Agreement.  The Borrower will not amend or otherwise modify the Plant Loan and Security Agreement or the Revolving Loan Agreement without the prior written consent of the Lender, which consent will not be unreasonably withheld.

8.
financial covenants

8.1           Financial Covenants. The Borrower covenants that during the term of this Agreement and any extensions:

(a)           Retained Earnings. Twenty-Five percent (25%) of pre-tax Net Income available for Distributions are to be retained with Borrower.

(b)           Debt Service Coverage.  As of the end of each fiscal quarter of the Borrower, the Borrower shall maintain a Debt Service Coverage Ratio for such period, of not less than 1.20 to 1.00.

9.
EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

9.1           Nonpayment of Obligations.  Any amount due and owing under this Agreement or the Promissory Note, or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

9.2           Misrepresentation.  Any oral or written warranty, representation, certificate or statement of the Borrower in this Agreement, the other Loan Documents or any other agreement with the Lender shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Lender by or on behalf of the Borrower shall prove to be false, inaccurate or misleading in any material respect.

9.3           Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement or in the other Loan Documents or any other agreement with the Lender.

9.4           Default under Loan Documents.  A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

9.5           Default under Other Loans.  If an event of default shall occur under the Plant Loan Documents or Revolving Loan Documents which is not cured within the applicable cure period and/or the Plant Loan or Revolving Loan is terminated or cancelled or the obligation of a lender thereunder to advance loan proceeds is terminated or rescinded.

9.6           Default under Other Debt.  Any default by the Borrower in the payment of any Debt for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

9.7           Other Material Obligations.  Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Borrower with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

9.8           Bankruptcy, Insolvency, etc.  The Borrower shall fail to pay its debts as they become due, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition under any chapter of the Federal Bankruptcy Code or any similar law, state or federal, now or hereafter existing, or shall become “insolvent” as that term is generally defined under the Federal Bankruptcy Code, or shall in any involuntary bankruptcy case commenced against it file an answer admitting insolvency or inability to pay its debts as they become due, or shall fail to obtain a dismissal of such case within one hundred twenty (120) days after its commencement or convert the case from one chapter of the Federal Bankruptcy Code to another chapter, or be the subject of an order for relief in such bankruptcy case, or be adjudged a bankrupt or insolvent, or shall have a custodian, trustee or receiver appointed for, or have any court take jurisdiction of its property, or any part thereof, in any voluntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation and such custodian, trustee or receiver shall not be discharged, or such jurisdiction shall not be relinquished, vacated or stayed within one hundred twenty (120) days of the appointment.

9.9           Judgments.  The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against the Borrower which is not fully covered by insurance, or such action shall not be released or bonded over to Lender’s satisfaction within fifteen (15) days after the assertion or filing thereof.

9.10         Collateral Impairment.  The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any deterioration or impairment of any of the Collateral or any of the collateral under any security agreement or mortgage securing any of the Obligations, or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Lender acting in good faith, to become unsatisfactory as to value or character, or which causes the Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed necessary by the Lender to preserve and maintain the value and collectability of the Collateral.

9.11         Material Adverse Effect.  The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

9.12         Subordinate Debt.  The subordination provisions of the Subordinate Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect.  The Borrower shall contest in any manner, or any other holder thereof shall contest in any judicial proceeding, the validity or enforceability of the Subordinate Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinate Debt.

9.13         Natural Gas Supply Agreements.  Any default by the Borrower under any Natural Gas Supply Agreement which is not cured within the applicable cure period.

10.
REMEDIES.

Upon the occurrence of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 9.8, all commitments of the Lender to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender.  The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.  In addition to the foregoing:

10.1         Possession and Assembly of Collateral.  The Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Lender shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Lender.  At the Lender’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender which is reasonably convenient to the Lender and the Borrower.

10.2         Sale of Collateral.  The Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Lender may deem proper, and the Lender may purchase any or all of the Collateral at any such sale.  The Borrower acknowledges that the Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers.  The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale.  The Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  The Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Promissory Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Lender at least ten (10) calendar days before the date of such disposition.  The Borrower hereby confirms, approves and ratifies all acts and deeds of the Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Lender shall deem appropriate.  The Borrower expressly absolves the Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

10.3         Standards for Exercising Remedies.  To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the

Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

10.4         UCC and Offset Rights.  The Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between the Borrower and the Lender.

10.5         Additional Remedies.  The Lender shall have the right and power to:

(a)                                  instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any account debtors, to make payment directly to the Lender of any amounts due or to become due thereunder, or the Lender may directly notify such obligors of the security interest of the Lender, and/or of the assignment to the Lender of the Collateral and direct such obligors to make payment to the Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)                                 enforce collection of any of the Collateral, including any accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)                                  take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)                                 extend, renew or modify for one or more periods (whether or not longer than the original period) the Promissory Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Promissory Note or any of the Obligations;

(e)                                  grant releases, compromises or indulgences with respect to the Promissory Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Promissory Note or any of the Obligations;

(f)                                    transfer the whole or any part of securities which may constitute Collateral into the name of the Lender or the Lender’s nominee without disclosing, if the Lender so desires, that such securities so transferred are subject to the security interest of the Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)                                 make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Lender for the Obligations; and

(h)                                 at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Lender’s rights hereunder, under the Promissory Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Lender may do with respect to the Collateral and agrees that the Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral, except to the extent such error or mistake constitutes gross negligence or willful misconduct of Lender.

10.6         Attorney-in-Fact.  The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and any officer of the Lender or any Person designated by the Lender for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Lender may require to perfect and preserve the Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Lender, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations.  The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

10.7         No Marshaling.  The Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

10.8         Application of Proceeds.  The Lender will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby.  The Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower.  Any proceeds of any disposition by the Lender of all or any part of the Collateral may be first applied by the Lender to the payment of expenses incurred by the Lender in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 11 hereof.

10.9         No Waiver.  No Event of Default shall be waived by the Lender except in writing. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.
MISCELLANEOUS.

11.1         Obligations Absolute.  None of the following shall affect the Obligations of the Borrower to the Lender under this Agreement or the Lender’s rights with respect to the Collateral:

(a)                                  acceptance or retention by the Lender of other property or any interest in property as security for the Obligations;

(b)                                 release by the Lender of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)                                  release, extension, renewal, modification or substitution by the Lender of the Promissory Note, or any note evidencing any of the Obligations,; or

(d)                                 failure of the Lender to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

11.2         Entire Agreement; Subject to Intercreditor Agreement.  This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Lender.  No promises, either expressed or implied, exist between the Borrower and the Lender, unless contained herein or therein.  This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents are the result of negotiations among the Lender, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lender merely because of the Lender’s involvement in their preparation.  Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents are subject in all respects to the terms and conditions of the Intercreditor Agreement.

11.3         WAIVER OF DEFENSES.  THE BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE LENDER IN ENFORCING THIS AGREEMENT.  PROVIDED THE LENDER ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

11.4         Binding Effect.  This Agreement shall become effective upon execution by the Borrower and the Lender.  If this Agreement is not dated or contains any blanks when executed by the Borrower, the Lender is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

11.5         Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.6         Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Lender, be deemed material and relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Letters of Credit, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Lender, Lender’s commitments hereunder have terminated, and the Lender has been indefeasibly paid in full in cash.  The Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

11.7         Extensions of Lender’s Commitment.  This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Lender’s commitment hereunder, (ii) the extension or renewal of any Letter of Credit issued hereunder, and (iii) any replacement note executed by the Borrower and accepted by the Lender in its sole and absolute discretion in substitution for the Promissory Note.

11.8         Time of Essence.  Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

11.9         Release of Claims Against Lender.  In consideration of the Lender issuing the Letters of Credit, the Borrower hereby releases and discharges the Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which the Borrower may have against the Lender from the date of their respective first contact with the Lender until the date of this Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Lender.  The Borrower confirms to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Lender is relying upon this release in issuing the Letters of Credit for the account of the Borrower.

11.10       Costs, Fees and Expenses.  The Borrower shall pay or reimburse the Lender for all reasonable costs, fees and expenses incurred by the Lender or for which the Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement,  the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Lender or any Affiliate of the Lender, plus costs and expenses of such attorneys or of the Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan

Documents, whether or not the transaction contemplated hereby shall be consummated.  In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, the Promissory Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Lender on demand.  If at any time or times hereafter the Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Lender, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Lender against the Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Lender on demand.

11.11       Indemnification.  The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the issuance and management of the Letters of Credit, the enforcement of the Lender’s rights and remedies under this Agreement, the Loan Documents, the Promissory Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Lender; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and non-appealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral.  The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

11.12       Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by the Borrower or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.13       Customer Identification - USA Patriot Act Notice.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Act.

11.14       Rights of Third Parties.  All conditions of the obligations of Borrower hereunder are imposed solely and exclusively for the benefit of Lender and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it desirable to do so.  In particular, Lender makes no representations and assumes no duties or obligations as to third parties concerning the quality of the construction of the Plant or the absence therefrom of defects.  In this connection, Borrower agrees to and shall indemnify Lender from any liability, claims or losses resulting from the issuance of the Letters of Credit or from the condition of the Plant whether related to the quality of construction or otherwise and whether arising during or after the term of this Agreement.  This provision shall survive the repayment of the Obligations and shall continue in full force and effect so long as the possibility of any such liability, claims or losses exists.

11.15       Evidence of Satisfaction of Conditions.  Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Lender shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence at its sole cost and expense except as otherwise expressly provided in the Loan Documents.

11.16       Assignment.  Borrower may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Lender.

11.17       Successors and Assigns Including in Parties.  Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included and all covenants and agreements contained in this Agreement by or on behalf of the Borrower or by or on behalf of the Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns, whether so expressed or not.

11.18       Headings.  The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

11.19       Invalid Provisions to Affect no Others.  If fulfillment of any provision hereof, or any transaction related thereto at the time performance of any such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and such clause or provision shall be deemed invalid as though not herein contained, and the remainder of this Agreement shall remain operative in full force and effect.

11.20       Number and Gender.  Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

11.21       Amendments.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.22       Notices.  Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notices expressly permitted) shall be in writing and shall be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided.  Each such notice shall be effective upon being deposited as aforesaid.  The time period within which a response to any such notice must be given, however, shall commence to run from the date of receipt of the notice by the addressee thereof.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent.  By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto shall have the right from time to time to change its address and shall have the right to specify as its address any other address within the United States of America.

Each notice to Lender shall be addressed as follows:

First Bank & Trust

2220 6th Street

P. O. Box 5057

Brookings, SD 57006-5057

Attention:  Letter of Credit Department

Each notice to Borrower shall be addressed as follows:

Millennium Ethanol, LLC

300 North Broadway

Marion, South Dakota 57043

Attention:  CEO

11.23       Governing Law.  Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for South Dakota law to govern this instrument and it is controllingly agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.

11.24       Participation.  Lender may in its sole and exclusive discretion issue participations and/or assign all or a portion of its obligation to issue the Letters of Credit. The Lender may assign the Letters of Credit and its rights and obligations to another lender or to a Person that the Lender merges with, is merged into, or who acquires the assets of Lender or whose assets are acquired by Lender.  Subject to the confidentiality restrictions in the participation agreement, Lender may divulge all information received by it from Borrower or any other source to the Project and to Borrower, to any such participant(s) or other lenders, and Borrower shall cooperate with Lender, at Lender’s expense, in satisfying the reasonable requirements of any such participant(s) or other lenders for consummating such a purchase or participation.

11.25       Consent to Jurisdiction.  The Borrower submits and consents to personal jurisdiction of the Courts of the State of South Dakota and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of South Dakota.  Litigation may be commenced in any state court of general jurisdiction for the State of South Dakota or the United States District Court located in that state, at the election of the Lender.  Nothing contained herein shall prevent Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state.  Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of South Dakota.

11.26       Counterparts.  This instrument may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.  The signatures to this instrument may be executed on separate pages and when attached to this instrument shall constitute one complete document.

11.27       Waiver. THE UNDERSIGNED WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS INSTRUMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS INSTRUMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS INSTRUMENT.

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Letter of Credit Application, Reimbursement and Security Agreement as of the date first above written.

MILLENNIUM ETHANOL, LLC,
A South Dakota limited liability company

By:
Name:
Title:

FIRST BANK & TRUST,
A South Dakota state bank

By:
Name:
Title:

EXHIBIT A

IRREVOCABLE STANDBY LETTER OF CREDIT FORMAT

Date:
Letter of Credit No.:
Expiration Date:
, 20

Beneficiary:

Gentlemen:

We hereby establish our IRREVOCABLE standby letter of credit (“Letter of Credit”) in your favor for the account of Millennium Ethanol, LLC, a South Dakota limited liability company (“Millennium” or “Applicant”), available at sight on First Bank & Trust, Brookings, South Dakota (the “Bank”), for any sum or sums not exceeding a total of USD $                                  (                                                 and no/100’s USD), subject to the terms and conditions set forth herein.

1.             Subject to the terms and conditions contained herein, the Bank authorizes NorthWestern Services Corporation (“NSC”) to draw on it at any time or times before the Expiration Date (as defined below), by its draft (the “Draft”), in the form of Appendix 1 hereto, an amount up to an aggregate amount of $                                    , as set forth on an accompanying certificate (the “Draw Certificate”), in the form of Appendix 2 hereto.

2.             This Letter of Credit shall expire at the close of business on                         , 20       (the “Expiration Date”), unless extended.

3.             This Letter of Credit is issued in conjunction with a Natural Gas Distribution Delivery Agreement between NSC and Millennium dated May 30, 2006 (the “Agreement”), under which Millennium agreed to transport a minimum quantity of natural gas to its plant at a fixed price for delivery by NSC through a pipeline constructed by NSC to serve the plant and the obligations of Millennium under the Agreement.  The terms and conditions of the Agreement are incorporated herein by reference.

4.             Funds under this Letter of Credit are available to NSC in accordance with and against its Draft and Draw Certificate, each dated the date of presentation and executed by an officer of NSC, referring to the number of this Letter of Credit and presented along with the original Letter of Credit at Bank’s office at 2220 6th Street, Brookings, South Dakota 57006, during normal banking hours on or prior to the Expiration Date or any extension thereof.    Within 48 hours following presentation of the Draft, Draw Certificate and original Letter of Credit, the funds drawn shall be payable by the Bank to NSC.

5.             This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified or amended, without the written consent of the Bank, except as to the completion of the Draft and Draw Certificates referred to herein.

Except as otherwise expressly stated herein, any charges or commission in respect to the negotiation of documents under this Letter of Credit are for Applicant’s account.

Except as otherwise stated herein, this credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500.

Approved as issued.

Authorized Signature

AGREED AND ACCEPTED

this         day of                      , 20     .

NORTHWESTERN SERVICES CORPORATION

By

Its

Appendix 1

DRAFT

Date:

To:          First Bank & Trust

2220 6th Street

P. O. Box 5057

Brookings, SD 57006-5057

Within 48 hours of presentation of this Draft, a signed and completed Draw Certificate and the original Letter of Credit, PAY TO THE ORDER OF NorthWestern Services Corporation the sum of $                   under that certain Natural Gas Distribution Delivery Agreement between NorthWestern Services Corporation. and Millennium Ethanol, L.L.C. dated May 30, 2006.

Drawn under Irrevocable Standby Letter of Credit No.                      dated                        , 20     ..

NORTHWESTERN SERVICES CORPORATION

By

Its

Appendix 2

DRAW CERTIFICATE

Letter of Credit No.

Date:

To:          First Bank & Trust

2220 6th Street

P. O. Box 5057

Brookings, SD 57006-5057

The undersigned, a duly authorized officer of NorthWestern Services Corporation (“NSC”), certifies to First Bank & Trust that:

1.             NSC is making a draw under Irrevocable Standby Letter of Credit No.            dated                           , 20     , with respect to (check the applicable box):

☐ a failure by Millennium Ethanol, LLC  to meet the Minimum Annual Obligation for 20        established under the Natural Gas Distribution Delivery Agreement between NSC and Millennium Ethanol, LLC dated May 30, 2006 (the “Agreement”),

☐ a failure by Millennium Ethanol, LLC  to meet the Minimum Total Obligation established under the Agreement, or

☐ the termination of the Agreement by Millennium Ethanol, LLC  for any reason other than for NSC ‘s refusal to perform its obligations under the Agreement.

2.             The amount of the Draft accompanying this Certificate is $                      , such sum being (check the applicable box):

☐ the remaining Minimum Annual Obligation for 20         , or

☐ the entire outstanding balance of Millennium Ethanol, LLC’s Minimum Total Obligation in accordance with the terms of the Agreement.

3.             The amount of the Draft accompanying this Certificate was computed in accordance with the terms and conditions of the Agreement and does not exceed, when combined with any prior amount drawn by NSC, the amount available to be so drawn.

NORTHWESTERN SERVICES CORPORATION

By

Its

EXHIBIT B

APPLICATION FOR STANDBY LETTER OF CREDIT

To:          First Bank & Trust

2220 6th Street

P. O. Box 5057

Brookings, SD 57006-5057

Attention:  Letter of Credit Department

Please issue a standby letter of credit substantially in accordance with this Application and transmit it to the Beneficiary indicated below.  In issuing the Letter of Credit you are expressly authorized to make such changes from the terms hereinbelow set forth as you, in your sole discretion, may deem advisable provided that no such changes shall vary the principal terms hereof.

Requested Date of Issuance:                                       , 20     .

Date of Expiry:                                    , 20     .

For account of (Applicant):		In favor of (Beneficiary):

Millennium Ethanol, LLC
300 North Broadway
Marion, SD 57043

Attention: CEO		Attention:
Telephone:	Fax:	Telephone:	Fax:

Bank Account #:
Applicant’s Bank (if not First Bank & Trust)

Currency Amount (US Dollars) $

Written Amount

☐ Partial Drawings	☐ Permitted	☐ Not Permitted

Each drawing must be accompanied by Beneficiary’s signed statement reading as follows:

[To be based upon requested language from utility providers]

To pay fees/drawings under the Letter of Credit we authorize you or your correspondent bank to debit our account number stipulated above.

Important:  The following individual(s) is/are authorized to waive discrepancies found in presented documentation, and to be contacted in case of need regarding this transaction.

(Name, Title, and Telephone #)	(Name, Title, and Telephone #)

This Application is made subject to the Letter of Credit Application, Reimbursement and Security Agreement dated December 18, 2006, between the undersigned and First Bank & Trust, the provisions of which are hereby made applicable to this Application and the Letter of Credit.

Dated                                                , 20     .

MILLENNIUM ETHANOL, LLC

By
Its

SCHEDULE 5.21

DEPOSIT ACCOUNTS

Farmers State Bank - Checking   Account No. 158643001

Farmers State Bank - Savings     Account No. 158643010

Goldman Sachs – Escrow in the name of Farmers State Bank